Exhibit 10.20

AVALON PHARMACEUTICALS, INC.

SERIES B CONVERTIBLE PREFERRED
STOCK PURCHASE AGREEMENT

October 26, 2001

Series B Convertible Preferred Stock Purchase Agreement dated as of October 26, 2001, by and between Avalon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and those individuals or entities listed on Schedule I attached hereto (each, individually, a “Purchaser” and, collectively, the “Purchasers”).

WHEREAS, the Company wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase on the terms and subject to the conditions set forth in this Agreement, an aggregate of up to nineteen million eight hundred forty-three thousand five hundred twenty (19,843,520) (the “Authorized Number”) shares of the authorized but unissued Series B Convertible Preferred Stock, $0.01 par value, of the Company (the “Series B Preferred Stock” or “Series B Preferred Shares”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS

1.1	In this Agreement:

1.1.1	“1999 Plan” has the meaning ascribed thereto at Section 3.5 hereof;

1.1.2	“Affiliate” means, with respect to any Purchaser, any Person controlling, controlled by or under common control with such Purchaser. For the purposes of this definition, “control” shall have the meaning specified as of the date of this Agreement for that word in Rule 405 promulgated by the Commission under the Securities Act;

1.1.3	“Agreement” means this Stock Purchase Agreement and all writings supplemental hereto or in amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Section, subsection, paragraph or other subdivision hereof;

1.1.4	“Amended and Restated Certificate of Incorporation” has the meaning ascribed thereto at subsection 2.1.1 hereof;

1.1.5	“Applicable Law” means any domestic or foreign national, federal, state, provincial, county, local, municipal or regional statute, law, ordinance, regulation, restriction, by-law (zoning or otherwise), principles of common law, civil law or equity, as well as Permits, Orders, decrees and rules (having the force of law), and any judgements or injunctions issued, promulgated, approved or entered thereunder;

1.1.6	“Assets” means all of the assets, rights and properties of the Company, of whatsoever nature, kind or description, whether movable or immovable, real or personal, tangible or intangible and wheresoever situated;

1.1.7	“Authorized Number” has the meaning ascribed thereto in the preamble hereto;

1.1.8	"Balance Sheet Date” means August 31, 2001;

1.1.9	“Benefit Plans” means all pension, retirement, profit sharing, bonus, savings, compensation, incentive, severance, stock option, stock purchase, stock appreciation, group insurance, medical, dental, hospitalization, disability, death and other benefit plans, programs, arrangements or practices covering any or all past or present employees, shareholders, directors or officers of the Company;

1.1.10	“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible;

1.1.11	“Board of Directors” means the board of directors of the Company;

1.1.12	“Books and Records” means all books of account, accounting records, files, data and other financial information and writings; and all data stored on computer support devices relating to any of the foregoing;

1.1.13	“Closing” means the occurrence of all events and the taking of all actions required for the completion of the transactions contemplated hereby and also has the meaning ascribed thereto at subsection 2.2.2 hereof;

1.1.14	“Closing Date” has the meaning ascribed thereto at subsection 2.2.2 hereof;

1.1.15	“Common Stock” has the meaning ascribed thereto at Section 3.1 hereof;

1.1.16	“Commission” means the Securities and Exchange Commission;

1.1.17	“Contracts” means all agreements, obligations and undertakings of whatsoever nature, kind or description and whether written or oral;

1.1.18	“Conversion Shares” has the meaning ascribed thereto at Section 3.1 hereof;

1.1.19	“Disclosure Schedule” means the Disclosure Schedule of the Company attached hereto as Schedule. 1.1.1.9;

1.1.20	“Employee Plans” has the meaning ascribed thereto at subsection 3.24.2 hereof;

1.1.21	“Employment Agreements” means the employment agreements and offer letters entered into between the Company and each of its employees, a list of each of which is set forth in Section 1.1.21 of the Disclosure Schedule;

1.1.22	“Encumbrances” means any encumbrance of whatsoever nature, kind or description including, a security interest, mortgage, lien, hypothec, pledge, prior claim, assignment, charge, trust or deemed trust (whether contractual, statutory or howsoever otherwise arising), voting trust or pooling agreement with respect to securities, right of first refusal, easement, servitude, restrictive covenant, encroachment or other survey or title defect, any adverse claim or any other right, option or claim, or any restriction or limitation;

1.1.23	“Engagement Letter” shall have the meaning ascribed thereto at Section 3.31 hereof;

1.1.24	“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource;

1.1.25	“Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

1.1.25.1 any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

1.1.25.2 fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

1.1.25.3 financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law

(whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

1.1.25.4 any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law;

1.1.26	“Environmental Law” means any Applicable Law that requires or relates to:

1.1.26.1 advising appropriate authorities, employees, and the public of intended, threatened or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

1.1.26.2 preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

1.1.26.3 reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;

1.1.26.4 assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

1.1.26.5 protecting resources, species, or ecological amenities;

1.1.26.6 reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

1.1.26.7 cleaning up pollutants that have been Released, preventing the threat of Release, or paying the costs of such clean up or prevention; or

1.1.26.8 making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets;

1.1.27	“Equipment” means all furnishings, fixtures, machinery, equipment, tooling, spare parts, leasehold improvements, supplies, computer hardware, telephone systems, signs and any other tangible property, together with all related accessories and maintenance equipment;

1.1.28	“ERISA” shall have the meaning ascribed thereto at subsection 3.24.2 hereof;

1.1.29	“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company (including, without limitation, the Premises) and any buildings, plants, structures, or Equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by the Company;

1.1.30	“Financial Statements” means the:

1.1.30.1 audited financial statements of the Company for the fiscal year ended December 31, 2000, audited by Ernst & Young and as approved by the Board of Directors, consisting of the balance sheet, statement of operations, statement of redeemable convertible preferred stock and stockholders’s equity (deficit), statement of cash flows and the notes to financial statements of the Company as at December 31, 2000, and

1.1.30.2 unaudited financial statements of the Company for the period ended August 31, 2001, as reviewed and accepted by the Board of Directors, consisting of the balance sheet, profit and loss statement and statement of cash flow of the Company as at August 31, 2001, a copy of each of which is annexed hereto as Schedule 1.1.30;

1.1.31	“First Closing” has the meaning ascribed thereto at subsection 2.2.1 hereof;

1.1.32	“First Closing Date” has the meaning ascribed thereto at subsection 2.2.1 hereof;

1.1.33	“Founder Investors” has the meaning ascribed thereto at Section 3.5 hereof;

1.1.34	“Founder Shares” has the meaning ascribed thereto at Section 3.5 hereof;

1.1.35	“Generally Accepted Accounting Principles” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared;

1.1.36	“Governmental Body” means (i) any domestic or foreign national, federal, provincial, state, county, focal, municipal or regional government or body, (ii) any multinational, multilateral or international body, (iii) any subdivision, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing governments or bodies, or (v) any domestic, foreign, international, multilateral or multinational judicial, quasijudicial, arbitration or administrative court, tribunal, commission, board or panel;

1.1.37	“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that poses an unreasonable risk of harm to persons or property on or off the Facilities, or to the value of the Facilities or the Company;

1.1.38	“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos containing materials;

1.1.39	“Intellectual Property Rights” means, collectively:

1.1.39.1 all intellectual property rights of whatsoever nature, kind or description including:

1.1.39.1.1	all trade-marks, service marks, trade-mark and service mark registrations, trade-mark and service mark applications, rights under registered user agreements, logos, trade names and other trade-mark and service mark rights,

1.1.39.1.2	all copyrights and applications therefor, including all computer software (in both source and object code formats) and related documentation including that which documents the design and execution of computer software, and rights to any of the foregoing,

1.1.39.1.3	all inventions, patents, patent applications and patent rights (including any patents issuing on such applications or rights),

1.1.39.1.4	all licenses, sub-licenses and franchises,

1.1.39.1.5	all trade secrets and proprietary and confidential information,

1.1.39.1.6	all industrial designs and registrations thereof and applications therefor,

1.1.39.1.7	all renewals, modifications and extensions of any of the items listed in paragraphs 1.1.39.1.1 through 1.1.39.1.6 (inclusively) hereof; and

1.1.39.2 all patterns, plans, designs, research data, other proprietary know-how, processes, drawings, technology, inventions, formulae, specifications, performance data, quality control information, unpatented blue prints, flow sheets, Equipment and parts lists, instructions, manuals, records and procedures including testing and inspection techniques and procedures, and all licenses and other Contracts relating to any of the foregoing;

but does not include licenses for readily available “off the shelf” commercial software programs having an acquisition price of less than $5,000;

1.1.40	“Knowledge” - an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

1.1.40.1 such individual is actually aware of such fact or other matter, or

1.1.40.1 a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, employee, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter;

1.1.41	“MDBED” has the meaning ascribed thereto at Section 5.14 hereof;

1.1.42	“Occupational Safety and Health Law” means any Applicable Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions;

1.1.43	“Option Stockholders” means holders of Common Stock of the Company issued pursuant to the exercise of options granted under the 1999 Plan;

1.1.44	“Order” means any order (draft or otherwise), judgment, injunction, decree, award or writ of any Governmental Body;

1.1.45	“ordinary course of business” means an action taken by a Person that is:

1.1.45.1 consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, and

1.1.45.2 similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same business as such Person;

1.1.46	“Permit” means any license, permit, certificate, authorization, approval, right, privilege, consent, concession or franchise issued, granted, conferred or otherwise created by a Governmental Body;

1.1.47	“Person” means an individual, firm, legal person, company, co-operative, partnership, joint venture, trust, unincorporated association, entity with judicial personality or Governmental Body;

1.1.48	“Placement Agent” shall have the meaning ascribed thereto at Section 3.31 hereof;

1.1.49	“Plan” shall have the meaning ascribed thereto at Section 5.20 hereof;

1.1.50	“PPM”has the meaning ascribed thereto at Section 4.3 hereof;

1.1.51	“Preferred Stock” and “Preferred Shares” means the Series A Preferred Stock and the Series B Preferred Stock;

1.1.52	“Premises” means the real or immovable property, together with all buildings, structures, fixtures and improvements thereon, covered by the Real Property Lease;

1.1.53	“Prime Rate” means the annual interest rate quoted publicly by the Company’s regular bankers as the reference rate of interest used for determining the rate charged to its most credit worthy customers for commercial demand loans made in U.S. dollars in the United States and commonly known as such bank’s prime rate, as adjusted from time to time;

1.1.54	“Purchase Price” has the meaning ascribed thereto at subsection 2.1.2 hereof;

1.1.55	“Purchaser” and “Purchasers” has the meaning ascribed thereto in the preamble hereto;

1.1.56	“Qualified IPO” has the meaning ascribed thereto at subsection 7.1.5 hereof;

1.1.57	“Real Property Lease” means the lease agreement dated August 11, 2000 between the Company, as tenant, and Are-19 Firstfield Road, LLC, as landlord, covering the Premises and all attendant documents thereto, as described in Section 1.1.57 of the Disclosure Schedule;

1.1.58	“Registration Rights Agreement” has the meaning ascribed thereto at Section 5.10 hereof;

1.1.59	“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional;

1.1.60	“Securities Act” means the Securities Act of 1933, as amended;

1.1.61	“Series A Preferred Stock” or “Series A Preferred Shares” means the Series A Convertible Preferred Stock, $0.01 per value, of the Company;

1.1.62	“Series B Preferred Stock” or “Series B Preferred Shares” has the meaning ascribed thereto in the recitals hereof;

1.1.63	“Sofinov” means Sofinov Société Financiére d’Innovation Inc.;

1.1.64	“Stockholders ”Agreement” has the meaning ascribed thereto at Section 5.9 hereof;

1.1.65	“Tax Claim” means any claim based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation or warranty contained in Sections 3.30 and 3.33 hereof;

1.1.66	“Tax Returns” means all reports, returns, remittances or other information, or any amendment thereof, required to be filed in connection with any Taxes;

1.1.67	“Taxes” means all taxes, domestic or foreign, whether national, federal, state, provincial, county, local, municipal, regional or otherwise (including income, profit, business, excise, sales, goods and services, value-added, franchise, withholding, capital, transfer, stamp, unemployment insurance, payroll, pension plan, workers compensation, property, excise and duties), whether or not measured in whole or in part by net income, including interest and penalties with respect thereto,

2.	THE PREFERRED SHARES

2.1	Authorization, Issuance, Sale and Delivery of the Preferred Shares.

2.1.1	Pursuant to Section 151(a) and Section 245 of the Delaware General Corporation Law, the Company shall adopt and file with the Secretary of State of the State of Delaware, on or before the First Closing Date, an Amended and Restated Certificate of

Incorporation setting forth the terms of the Preferred Stock, in the form attached hereto as Schedule 3.3 (the “Amended and Restated Certificate of Incorporation”).

2.1.2	Subject to the terms and conditions hereinafter set forth, the Company hereby agrees to issue and sell to each Purchaser, and each Purchaser (severally and not jointly) hereby agrees to purchase from the Company, the number of Series B Preferred Shares set forth opposite the name of such Purchaser on Schedule I, at the purchase price of $3.5276 per share (the “Purchase Price”).

2.2	Closings.

2.2.1	The first Closing of the purchase and sale of Series B Preferred Shares shall take place at the offices of Schmeltzer, Aptaker & Shepard, P.C., 2600 Virginia Avenue, Suite 1000, Washington, D.C. 20037, at 1:00 p.m. on October 16, 2001, or at such other location, date and time as may be agreed upon between the Purchasers and the Company (such closing being called the “First Closing” and such date and time being called the “First Closing Date”).

2.2.2	If less than all of the Authorized Number of Series B Preferred Shares are sold at the First Closing, the Company may in its sole discretion, at one or more additional closings to take place at the offices of Schmeltzer, Aptaker & Shepard, 2600 Virginia Avenue, Suite 1000, Washington, D.C. on or before December 15, 2001 (each such closing, together with the First Closing, being called a “Closing” and such date and time, together with the First Closing Date, being called a “Closing Date”) issue and sell any or all of the Authorized Number of Series B Preferred Shares not purchased at the First Closing to those Purchasers who elect to purchase additional Series B Preferred Shares and/or one or more additional purchasers who elect to become parties to this Agreement, by (i) executing a counterpart hereof and causing Schedule I to be amended appropriately, (ii) executing a counterpart signature page to the Stockholders’ Agreement and (iii) executing a counterpart signature page to the Registration Rights Agreement, whereupon (a) such additional purchaser shall become a party to this Agreement, the Stockholders’ Agreement and the Registration Rights Agreement and (b) all references to “Purchaser” and “Purchasers” herein shall be deemed to include such additional purchaser.

2.3     Delivery of Certificates; Payment of Purchase Price. At each Closing, the Company shall issue and deliver to each Purchaser purchasing Series B Preferred Shares at such Closing a stock certificate or certificates in definitive form, registered in the name of such Purchaser or as directed by such Purchaser, representing the Series B Preferred Shares being purchased by such Purchaser at such Closing. Payment in full of the total Purchase Price for the Series B Preferred Shares being purchased by the Purchaser at each Closing, and against delivery of the stock certificate or certificates therefor as aforesaid, on each Closing Date shall be made by way of: (a) in respect of the First Closing, delivery to Schmeltzer, Aptaker & Shepard of a cheque payable to the order of Schmeltzer, Aptaker & Shepard, in trust, and in respect of any subsequent Closings, delivery to the Company of a cheque payable to it (b) in respect of the First Closing, wire transfer of funds to Schmeltzer, Aptaker & Shepard, in trust, and in respect of any subsequent Closings, wire transfer of funds to the Company, in the amount of said total Purchase Price, in accordance with the written wire transfer instructions set forth in Schedule 2.3 attached hereto, or (c) in respect of the First Closing, the cancellation of debt from the

Company to such Purchaser in the amount set forth opposite the name of such Purchaser, or by any combination thereof.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchasers that the following representations and warranties are true and accurate and acknowledges and confirms that the Purchasers are relying upon such representations and warranties in connection herewith and would not have entered into this Agreement without same:

3.1      Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company is not a successor to any entity. The Company has the corporate power and authority to own, lease and hold its properties and to carry on its business as now conducted and as proposed to be conducted. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, to issue, sell and deliver the Series B Preferred Shares and to issue and deliver the shares of Common Stock, $0.01 par value, of the Company (the “Common Stock”) issuable upon conversion of the Series B Preferred Shares (the “Conversion Shares”) and to execute, deliver and perform its obligations under the Stockholders’ Agreement and the Registration Rights Agreement. The Company is duly qualified to transact business as a foreign corporation and is in good standing in the State of Maryland and in every other jurisdiction in the United States and elsewhere in which the failure to so qualify would have a material adverse effect on the business, Assets, properties, financial condition or results of operations of the Company.

3.2	Authorization of Agreements, etc.

3.2.1	The execution and delivery by the Company of this Agreement, of the Registration Rights Agreement and of the Stockholders’ Agreement, the performance by the Company of its obligations hereunder and thereunder, the issuance, sale and delivery of the Series B Preferred Shares and the issuance and delivery of the Conversion Shares have been duly authorized by all requisite corporate action on the part of the Company and its directors and shareholders and will not (i) violate any provision of any Applicable Law, the Amended and Restated Certificate of Incorporation, or the by-laws of the Company, or any provision of any Contract to which the Company is bound, or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such Contract, or result in the creation or imposition of any Encumbrances upon any of the Assets.

3.2.2	The Series B Preferred Shares have been duly authorized and, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable shares of Series B Preferred Stock with no personal liability attaching to the ownership thereof and will be free and clear of any Encumbrances and the certificates representing same shall be true, genuine and subsisting, and nothing shall affect the validity of same. The Conversion Shares have been duly reserved for issuance upon conversion of the Series B Preferred Shares and, when so issued, will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock with no personal liability attaching to the ownership thereof and will be free and clear of any Encumbrances and the certificates representing same shall be true, genuine and subsisting, and nothing shall affect the validity of same. Neither the issuance, sale or delivery of the Series B Preferred Shares, nor the issuance or delivery of the Conversion Shares is subject to any pre-emptive right of stockholders of the Company or to any right of first refusal or other right in favour of any Person which has not been effectively waived.

3.3 Certificate of Incorporation and Corporate Documents. Schedule 3.3 annexed hereto contains a true and complete copy of the Certificate of Incorporation, as amended, and by-laws of the Company, including the Amended and Restated Certificate of Incorporation, which have not been amended other than as reflected in said Schedule, and there is no application or filing pending for the amendment of any of same, other than as contemplated hereby. The minute books and corporate records of the Company, true and complete copies of which have been made available to the Purchasers prior to the date hereof, have been maintained in accordance with Applicable Law and contain true and complete minutes of all meetings and consents and resolutions in lieu of meetings of the Board of Directors (and all committees thereof) and its shareholders, and accurately and completely reflect all matters referred to therein, and all material transactions entered into by the Company are reflected therein. All resolutions contained in the Company’s minute books have been duly adopted and all such meetings have been duly called and held. The share certificate books and the registers of shareholders, directors and transfers of the Company are true and complete

3.4 Validity. Each of this Agreement, the Registration Rights Agreement and the Stockholders Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligations of the Company, enforceable against it in accordance with its respective terms.

3.5 Authorized Capital Stock. As of the Closing Date, the authorized capital stock of the Company consists of thirty-nine million (39,000,000) shares of Common Stock and thirty-one million (31,000,000) shares of Preferred Stock; of which six million (6,000,000) shares of Preferred Stock have been designated Series A Convertible Preferred Stock and twenty-three million (23,000,000) shares of Preferred Stock have been designated Series B Convertible Preferred Stock and two million (2,000,000) shares of Preferred Stock remain undesignated. Immediately prior to the Closing, one million one thousand (1,001,000) shares of Common Stock and five million five hundred and seventy-seven thousand five hundred (5,577,500) shares of Series A Preferred Stock will be validly issued and outstanding, the holders of which are set forth in Section 3.5 of the Disclosure Schedule, and no other shares of Common Stock or Preferred Stock will have been issued. One million (1,000,000) shares of Common Stock are identified as “Founder Shares” and held by “Founder Investors” as enumerated in Section 3.5 of the Disclosure Schedule. There have been reserved for issuance (i) under the Company’s 1999 Stock Plan (the “1999 Plan”), an aggregate of two million five hundred and seventy-five thousand (2,575,000) shares of Common Stock (ii) pursuant to certain third party agreements, two hundred and sixty-five thousand (265,000) shares of Common Stock and (iii) pursuant to certain third party agreements, one million six hundred seven thousand four hundred and eighty two (1,607,482) Series B Preferred Shares. The outstanding shares of Common Stock and Series A Preferred Stock were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

3.6 Options to Acquire Securities. Except as set forth in Section 3.6 of the Disclosure Schedule, no subscription, warrant, option, convertible security, or other right (contingent or other) to subscribe, purchase or otherwise acquire any securities of the Company is outstanding and there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its securities any evidence of indebtedness or asset. Except as set forth in Section 3.6 of the Disclosure Schedule, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.

3.7 Governmental Approvals. No consent, approval, order or authorization of or registration qualification, designation, declaration or filing with, any Person, including without limitation, any Governmental Body is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Stockholders Agreement, the issuance, sale and delivery of the Series B Preferred Shares or, upon conversion thereof, the issuance and delivery of the Conversion Shares, other than the filing of any post-closing notice that may be required pursuant to Applicable Law in connection with the sale of the Series B Preferred Shares.

3.8 Offering of the Preferred Shares. Neither the Company nor any Person authorized or employed by the Company as agent, broker, dealer or otherwise in connection with the offering or sale of the Series B Preferred Shares or any security of the Company similar to the Series B Preferred Shares has offered the Series B Preferred Shares or any such similar security for sale to, or solicited any offer to buy the Series B Preferred Shares or any such similar security from, or otherwise approached or negotiated with respect thereto with, any Person or Persons, and neither the Company nor any Person acting on its behalf has taken or will take any other action (including, without limitation, any offer, issuance or sale of any security of the Company under circumstances which might require the integration of such security with Series B Preferred Shares under the Securities Act or any other Applicable Law), in either case so as to subject the offering, issuance or sale of the Series B Preferred Shares to the registration provisions of the Securities Act or any other Applicable Law. Subject in part to the truth and accuracy of each Purchaser’s representations and warranties set forth in Section 4 of this Agreement, the offer, sale and issuance of the Series B Preferred Stock as contemplated by this Agreement and the Conversion Shares are exempt from the registration requirements of any Applicable Law, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

3.9 Subsidiaries and Business. The Company does not have any equity or other interest in any Person and does not carry on and is not involved in any business other than the research and development of genomics-based drug therapeutics for, including but not limited to, cancer.

3.10 Powers of Attorney. Section 3.10 of the Disclosure Schedule contains a true and complete list of all Persons holding a power of attorney or like authority on behalf of the Company.

3.11 Financial Statements. The Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles, are true and complete in all respects, accurately disclose the assets and liabilities (whether direct or indirect, accrued, absolute, contingent or otherwise, known or unknown) of the Company, present fairly, accurately and completely its financial condition and results of operations, as at the dates thereof and for the periods covered thereby, and contain or reflect adequate reserves and accruals, provided, however, that the unaudited financial statements are subject to normal recurring year-end audit adjustments

(which are not expected to be material), and do not contain all footnotes required under Generally Accepted Accounting Principles.

3.12 Undisclosed Liabilities of the Company. Except as set forth in Section 3.12 of the Disclosure Schedule and except for Environmental, Health and Safety Liabilities which are dealt with in subsections 3.21.3 and 3.21.4 hereof, the Company has no liabilities (whether direct or indirect, accrued, absolute, contingent or otherwise, known or unknown) of whatsoever nature, kind or description, except liabilities disclosed or provided for in the Financial Statements and liabilities incurred in the ordinary course of business since the Balance Sheet Date which are not and are not reasonably anticipated to be, individually or in the aggregate, material and adverse to the Assets, its business, operations, condition or prospects, financial or otherwise.

3.13 Subsequent Activities of the Company. Without limiting the generality of Section 3.12 hereof, since the Balance Sheet Date, except as set forth in Section 3.13 of the Disclosure Schedule, the Company has not, directly or indirectly:

3.13.1	declared or paid any dividend or other distribution or payment on or with respect to its capital stock or redeemed, purchased or otherwise acquired any shares of its capital stock, or otherwise reduced its paid up capital or altered its capital stock,

3.13.2	carried on its business except in the ordinary course of business including, without limitation, entered into, amended, extended, terminated or otherwise modified any Contract to which it is a party or by which it or any Assets may be bound except in the ordinary course of business,

3.13.3	increased the salary, benefits, bonuses or other compensation of its officers, directors or employees, or adopted, modified or terminated any Benefit Plan,

3.13.4	mortgaged, pledged or otherwise subjected any of its assets to any Encumbrance,

3.13.5	settled any liability, claim, dispute, proceedings, suit or appeal pending against it,

3.13.6	suffered any material loss, whether or not covered by insurance, except for losses from operations described in Section 3.13.6 of the Disclosure Schedule,

3.13.7	purchased or leased any Assets, except for purchases of Equipment and supplies in the ordinary course of business,

3.13.8	made any change in personnel practices, except in the ordinary course of business,

3.13.9	made any change in its accounting principles, policies or practices, including the basis upon which the Assets or its liabilities are recorded on its Books and Records, its earnings are ascertained or the methods or rates of depreciation or amortization employed,

3.13.10	violated any provision of any Contract to which it is a party or by which it or any Assets may be bound,

3.13.11	effected any corporate reorganization or merger, or any sale, transfer or other disposition of any material Asset,

3.13.12	suffered any material adverse change in the Assets or its business (including customer and employee relations and financing arrangements), operations, condition or prospects, financial or otherwise, in any division thereof, or

3.13.13	agreed to do any of the things described in subsections 3.13.1 through 3.13.12, inclusively, hereof.

3.14 Title to Assets. Except as set forth in Section 3.14 of the Disclosure Schedule, the Company is the legal and beneficial owner of, has good and marketable title to and possesses all the Assets, free and clear of any Encumbrances. With respect to the Assets it leases, the Company holds a valid leasehold interest free and clear of any Encumbrances.

3.15 Equipment. All of the Equipment of the Company is (i) located at the Premises, (ii) is in good working order and operating condition, except for normal wear and tear, and has been regularly serviced and properly maintained, and (iii) is adequate and sufficient for the conduct of the business of the Company as is presently being conducted.

3.16 Litigation, Compliance with Law. There is no (i) action, suit, claim, proceeding or investigation pending or, to the Company’s Knowledge, threatened against or affecting the Company, the Founder Investors, at law or in equity, or before or by any Governmental Body, (ii) arbitration proceeding relating to the Company pending under collective bargaining or union agreements or otherwise, or (iii) governmental inquiry pending or, to the Company’s Knowledge, threatened against or affecting the Company (including without limitation any inquiry as to the qualification of the Company to hold or receive any Permit), and there is no state of facts which could provide a valid basis for any of the foregoing. There is no action or suit by the Company pending or threatened against others. The Company is not in default with respect to any Order. The Company has conducted and is conducting its business in compliance with Applicable Law.

3.17 Absence of Restrictive Agreements. Without limiting the generality of Section 3.25 hereof, except as set forth in Section 3.17 of the Disclosure Schedule, the Company is not a party to or bound by any Contract that limits the places in which, or Persons with whom, it may conduct its business, nor the manner in which its business or any currently proposed business is to be conducted.

3.18 Insurance. Section 3.18 of the Disclosure Schedule contains a true and complete list of each insurance policy currently maintained by the Company (specifying the insured, the amount of coverage, the type of insurance and any pending claims thereunder). All such policies are in full force and effect and are not void or voidable and nothing has been done or omitted to be done by the Company that would make any such policy void or voidable. All liability policies maintained by the Company provide coverage on a claims-made basis, except for commercial liability insurance which provides for coverage on an occurrence basis. The Company has not failed to give any notice or present any claim under any insurance policy when due or in a timely fashion. No claim presented by the Company has been or continues to be disputed or is under negotiation, nor does any amount recoverable from any insurer in respect of any such claim remain unpaid. The insurance coverage maintained by the Company is in such amounts and against such losses as are reasonable based on the Company’s claims history and on the Company’s business. To the Company’s Knowledge, there is no fact, condition or circumstance which could result in any increase in insurance premiums payable by the Company.

3.19 Real Property Lease and Premises.

3.19.1	Except as set forth in Section 3.19.1 of the Disclosure Schedule, the Real Property Lease is the only lease, offer to lease, sublease, license or other agreement under which the Company uses or occupies or has the right to use or occupy, now or in the future, any immovable or real property,

3.19.2	all of the land, buildings, structures, fixtures and improvements currently used by the Company in the conduct of its business are included in the Real Property Lease. Except as set forth in Section 3.19.2 of the Disclosure Schedule, the Company does not own or have any other right, title or interest in any immovable or real property,

3.19.3	except as set forth in Section 3.19.3 of the Disclosure Schedule, the Company has not entered into any sublease, license or other agreement granting to any Person any right to the possession, use, occupancy or enjoyment of the Premises, or any portion thereof,

3.19.4	there are no work orders outstanding against the Premises, and the Premises are in compliance with the requirements of all insurance companies who have policies covering the Premises, and

3.19.5	except as disclosed in Section 3.19.5 of the Disclosure Schedule, all Permits, as well as all approvals and authorizations from all insurance companies and fire rating organizations, required to have been issued to the Company to enable the Premises to be lawfully occupied and used by the Company for all of the purposes for which it is currently occupied and used, have been lawfully issued and are in full force and effect.

3.20 Place of Business. The Company carries on business at the Premises and has no other place of business.

3.21 Environmental Matters.

3.21.1	Without limiting the generality of Sections 3.16 and 3.28 hereof, the operations of the Company, and the use by the Company of the Facilities and the Assets in which it has or had an interest are now and have been in compliance with applicable Environmental Law, and the operations of and use of the Facilities by any predecessor in interest of the Company, if applicable, were in compliance with applicable Environmental Law.

3.21.2	To the Company’s Knowledge, there are no Hazardous Materials present on or in the Environment (excluding indoor air only) at the Facilities or at any property immediately adjoining the Facilities. To the Company’s Knowledge, there are no Hazardous Materials present in the indoor air, above occupational exposure limits, if any, at the Facilities or at any property immediately adjoining the Facilities. The Hazardous Materials listed in Section 3.21.2 of the Disclosure Schedule are used by the Company at the Premises, and are and have been stored, used and disposed of in compliance with applicable Environmental Law. Neither the Company nor, to the Knowledge of the Company, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other Assets in which the Company has or had an interest except in full compliance with all applicable Environmental Laws.

3.21.3	The Company has no Environmental, Health and Safety Liabilities resulting from, arising out of or in connection with, any action or omission by the Company, with respect to the Facilities or with respect to any Assets in which the Company has or had an interest or, to its Knowledge, with respect to any property immediately adjoining the Facilities.

3.21.4	To the Company’s Knowledge, it has no Environmental, Health and Safety Liabilities resulting from, arising out of or in connection with, any action or omission by any Person (other than the Company), with respect to the Facilities or with respect to any Assets in which the Company has or had an interest or, with respect to any property immediately adjoining the Facilities.

3.21.5	There has been no Release by the Company or, to the Knowledge of the Company, threat of Release by the Company of any Hazardous Materials above the limits, if any, specified by applicable Environmental Law or above levels of regulatory concern, at or from the Facilities or from or by any other Assets in which the Company has or had an interest, or, to the Knowledge of the Company, any property immediately adjoining the Facilities. To the Company’s Knowledge, there has been no Release or threat of Release by any Person (other than the Company) of any Hazardous Materials above the limits, if any, specified by applicable Environmental Law or above the levels of regulatory concern, at or from the Facilities or from or by any other Assets in which the Company has or had an interest, or any property immediately adjoining the Facilities.

3.21.6	The Company has delivered to the Purchasers true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws. The Company has never conducted an environmental audit of the Facilities or of the Assets in which the Company has or had an interest, or any property immediately adjoining the Facilities.

3.22 Books and Records. The Books and Records of the Company are true and complete.

3.23 Employees and Labour Relations.

3.23.1	Section 3.23.1 of the Disclosure Schedule contains a true and complete list of the employees of the Company detailing dates of hire, total remuneration and position held. Each of the employees listed therein received compensation from the Company solely in consideration of services performed on its behalf. The compensation of all officers and employees of the Company was paid entirely by the Company,

3.23.2	to the Company’s Knowledge, none of the officers, directors or senior employees of the Company has any present intention to terminate its relationship with the Company,

3.23.3	without limiting the generality of Section 3.16 hereof, the Company is in compliance with Applicable Law respecting employment and employment practices, terms and conditions of employment, including health and safety requirements, wages, hours of work and human and civil rights,

3.23.4	without limiting the generality of Section 3.25 hereof, the Company is not bound by or subject to any Contract with any labour union or collective bargaining agreement or collective bargaining obligation and, to its Knowledge, no labour union or other employee representative has applied to be certified as a bargaining agent for or to represent any employees, representatives or agents of the Company or is in the process of seeking to represent or organize or has threatened to represent or organize any of its employees, representatives or agents,

3.23.5	without limiting the generality of Section 3.16 hereof, there are no labour disruptions outstanding, pending or to its Knowledge threatened against the Company and the Company is not involved in any controversy with any of its employees,

3.23.6	there are no written employment agreements to which the Company is a party, other than the Employment Agreements, and no employment agreement to which the Company is a party, other than the Employment Agreements, provides for a specified notice of termination or fixed term of employment. Subject to the rights of certain of the Series A Preferred shareholders and the Purchasers to nominate directors in accordance with the provisions of the Stockholders Agreement, there is no director, officer or employee of the Company who cannot be dismissed upon such notice as is required by Applicable Law, and

3.23.7	without limiting the generality of Section 3.16 hereof, there has never been and there is not presently pending or existing any strike, slowdown, picketing, work stoppage, labour arbitration or, except in the ordinary course of business, proceeding in respect of the grievance of any employee or other labour dispute, against or affecting the Company, or to its Knowledge threatened against the Company. No fact, condition or circumstance exists which could provide the basis for any work stoppage or other labour dispute affecting the Company.

3.24	Benefit Plans.

3.24.1	Section 3.24.1 of the Disclosure Schedule contains a true and complete list of all Benefit Plans. True and complete copies of each Benefit Plan have been furnished to the Purchasers,

3.24.2	without limiting the generality of Sections 3.16 and 3.27 hereof, all Benefit Plans which are funded plans are funded in accordance with their rules and all Applicable Law and are fully funded on both a going-concern and a termination basis. Without limiting the generality of Sections 3.16 and 3.30 hereof, all required employer contributions, premium payments and source-deducted employee contributions under the Benefit Plans have been made and remitted to the appropriate funding agents, including all current service costs and special payments. Moreover, except as set forth in Section 3.24.2 of the Disclosure Schedule, the Company does not sponsor or maintain any employee benefit plans, as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The employee benefit plans described in Section 3.24.2 of the Disclosure Schedule are referred to herein as the “Employee Plans”. Without limiting the generality of Section 3.166, each Employee Plan has been operated and administered in compliance with ERISA and the Internal Revenue Code of 1986, as amended. The Company has never sponsored nor been obligated to contribute to a “multiemployer plan,” as that term is defined in

Section 3(37) of ERISA, or a “defined benefit plan,” as that term is defined in Section 3(35) of ERISA,

3.24.3	no step has been taken to terminate any Benefit Plan, but there exists no impediment to the right of the Company to terminate any Benefit Plan at no cost or expense to it, and

3.24.4	no promises or commitments have been made, or other Contract entered into by the Company to amend any Benefit Plan, to provide increased benefits thereunder or to establish any additional Benefit Plan.

3.25 Contracts. Section 3.25 of the Disclosure Schedule contains a true and complete list of all Contracts to which the Company is a party or by which it or any of the Assets may be bound, and none of them will be affected by the transactions contemplated hereby. The Company has delivered to the Purchasers a true and complete copy of each of such Contracts. The Company is not in violation of or in default with respect to and no event has occurred which, with lapse of time or action by any Person, or both, could result in violation of or a default with respect to any of such Contracts by the Company, and the Company has not received any notice of default or termination under any of such Contracts. Each of such Contracts is in full force and effect and valid, binding and enforceable in accordance with its terms and, to its Knowledge, all parties to such Contracts (other than the Company) are in compliance with their obligations thereunder. Neither the Company nor, to its Knowledge, any of the parties to such Contracts (other than the Company) intends to terminate its obligations under any of such Contracts.

3.26	Intellectual Property.

3.26.1	Section 3.26.1 A of the Disclosure Schedule contains a true and complete list and copy of all patents, patent applications, trade-marks and registered trade-marks and applications therefor, trade names, copyrights and copyright applications and computer software programs owned by or licensed to the Company. Except as set forth in Section 3.26.1 B of the Disclosure Schedule (licenses granted to the Company) and Section 3.26.1C of the Disclosure Schedule (rights and licenses granted by the Company), to the Knowledge of the Company and without having made an investigation, the Company is the absolute owner of and has the exclusive right to use the confidential information, patents, patent applications, trade-marks, registered trade-marks and applications therefor, tradenames, copyrights, copyright applications and computer software programs that are currently used by the Company. Neither International Genetics Associates, Inc. nor Dr. Jeffrey Cossman has any rights in the Intellectual Property Rights that are currently used by the Company,

3.26.2	without limiting the generality of subsection 3.2.1 hereof, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any Contract governing any of the Intellectual Property Rights used by the Company, and will not cause the forfeiture or termination, or give rise to a right of forfeiture or termination, of such Intellectual Property Rights or in any way impair the right of the Company to use, sell, license or dispose of or to bring any action for the infringement of any of such Intellectual Property Rights,

3.26.3	all former and current officers and employees of the Company have entered into agreements with the Company pursuant to which (i) they are obligated to maintain the confidentiality of the Company’s intellectual Property Rights, and (ii) all Intellectual Property Rights developed by them in the course of their relationship with the Company belong solely to the Company, and all such agreements are included in the Contracts. To the Knowledge of the Company without having made an investigation, none of its employees owns any Intellectual Property Rights used by the Company and as to which such employee has not assigned such rights to the Company. The Company has taken all reasonable and practical measures to safeguard and maintain the secrecy and confidentiality of its confidential intellectual Property Rights,

3.26.4	none of the development, manufacture, marketing, license, sale or use of any product or service currently licensed or sold by the Company or currently under development or proposed to be developed by the Company violates or will violate any Contract with any Person. Without limiting the generality of Section 3.16 hereof, there are no outstanding, pending or threatened proceedings, litigation or other adverse claims affecting, or with respect to, any part of the Intellectual Property Rights used by the Company and, to its Knowledge, without having made an investigation, no Person is infringing any Intellectual Property Right of the Company,

3.26.5	without limiting the generality of subsection 3.26.1 hereof, except as set forth in Section 3.26.1 B and C of the Disclosure Schedule, no license or sub-license has been granted or other Contract has been entered into with respect to any of the Intellectual Property Rights of the Company. The Company has not conducted business under any name other than its current corporate name and Therapeutic Genomics, Inc., and

3.26.6	except as set forth in Section 3.26.6 of the Disclosure Schedule, to the Company’s Knowledge, without having made an investigation, the Company’s business as presently conducted does not infringe any Intellectual Property Rights of a third party that has not been licensed to the Company and does not unlawfully use trade secrets and/or proprietary and confidential information of a third party.

3.27 Related Transactions. The Company does not have any indebtedness to any of its shareholders, directors, officers or employees, past or present, or to any Person not dealing at arm’s-length with any of such Persons, except for current unpaid salaries and bonuses and except as otherwise set forth in Section 3-27 of the Disclosure Schedule, and except as set forth in Section 3.27 of the Disclosure Schedule, no shareholder, director, officer or employee, past or present, of the Company or any Person not dealing at arm’s-length with any of such Persons has any indebtedness to the Company, and no such Person owns, directly or indirectly, any interest in or is an employee of, a consultant to, or otherwise financially interested in, any Person that is a competitor of the Company. Except as set forth in Section 3.27 of the Disclosure Schedule, none of the Company’s shareholders, officers, directors or employees are directly or indirectly interested in any Contract with the Company or any of the Assets.

3.28 Qualifications, Permits. Without limiting the generality of Sections 3.1 and 3.16 hereof, the Company has not been required to suspend operations of its business or been liable for a fine or penalty as a result of the operation of its business or ownership or use of the Assets. Except as set forth in Section 3.28 of the Disclosure Schedule, the Company has all Permits necessary for the conduct of its business as now conducted and ownership and use of the Assets and such Permits are validly issued, in full force and effect and the Company is in compliance therewith, including the timely filing of all reports, notifications and plans required pursuant to such Permits and none of such Permits will be affected by the transactions contemplated hereby. To the Company’s Knowledge, it will be able to obtain the renewal of all such Permits. The Company has no Knowledge of any Permits which will be necessary in the future which could not be obtainable on commercially reasonable terms.

3.29 Absence of Guarantees. Without limiting the generality of Section 3.25 hereof, the Company is not a party to or bound by any comfort letter, understanding or agreement of guarantee, indemnification, assumption or endorsement or any like Contract with respect to the liabilities (whether direct or indirect, accrued, absolute, contingent or otherwise, known or unknown) or obligations of any Person.

3.30	Tax Matters. Without limiting the generality of Section 3.16 hereof:

3.30.1	all Tax Returns required by Applicable Law to be filed by the Company have been properly and timely filed and all such Tax Returns are true and complete, and all Taxes shown to be due on such Tax Returns have been paid,

3.30.2	there are no unpaid Taxes now due by the Company and no deficiency for Taxes has been assessed against the Company by any applicable Governmental Body and no Tax Return of the Company has ever been audited and no audit of any Tax Return is in progress or pending or, to its Knowledge, threatened, in connection with the Company. No waiver or extension of any statute of limitations has been given or is in effect with respect to the assessment of any Taxes against the Company,

3.30.3	all Taxes payable by the Company in respect of all taxation periods, whether or not shown on any Tax Returns, for which the Company is liable have been paid or accrued and adequately reserved on its Books and Records and Financial Statements,

3.30.4	the Company has never entered into any closing or similar agreement with any taxing Governmental Body,

3.30.5	copies of all Tax Returns, deficiencies, assessments and notices from all taxing authorities relating to the Company have been delivered to the Purchasers,

3.30.6	the Company has not taken any action outside of the ordinary course of business that would have the effect of deferring any Tax liability,

3.30.7	the Company has collected all Taxes required to be collected by it and has remitted same on a timely basis to the appropriate Governmental Body, or made adequate provision in its Books and Records for the payment of such amounts to the proper Government Body. The Company has in its possession all Books and Records, including supporting documents, required by Applicable Law regarding the collection or payment of all sales, goods and services and use Taxes required to be collected and paid over by it and regarding all exempt transactions for all periods open under the applicable statutes of limitations, and the Company has maintained all such Books and Records, including supporting documents, in accordance with Applicable Law, and

3.30.8	the Company has withheld from each payment made to each of its past and present shareholders, agents, employees, officers and directors, and all other Persons the amount of all Taxes and all other deductions required to be withheld and has paid same when due to the proper Governmental Body, in the form required under Applicable Law, or made adequate provision in its Books and Records for the payment of such amounts to the proper Governmental Body.

3.31 Brokers. The Company has retained Array Capital L.L.C. to act as the Company’s placement agent (the “Placement Agent”) to assist in placing the Series B Preferred Shares hereunder and shall be obligated to make a payment to it in accordance with the terms and conditions of a certain Engagement Letter, dated January 3, 2001 (the “Engagement Letter”), with respect to the transactions contemplated by this Agreement. Other than the agreement with the Placement Agent described in the Engagement Letter, the Company has no further Contract with any broker, finder or similar agent.

3.32 Product Liability. Except as set forth in Section 3.32 of the Disclosure Schedule, the Company has never sold, offered for sale or licensed any product or service. Subject to any warranty required by Applicable Law, the Company has not issued any warranty to, and does not have any Contract with, any Person relating to warranties, including warranties, understandings or agreements, relating to the quality or condition of any products or services sold or licensed by the Company.

3.33 Grants and Subsidies. Without limiting the generality of subsection 3.2.1 hereof, neither the execution and delivery of this Agreement nor the completion of the transactions contemplated hereby has resulted or will result in any obligation or liability of the Company to repay, in whole or in part, any grant, subsidy, loan, Tax credit or other benefit which has been paid to or for the benefit of the Company, nor has the Company suffered or will suffer any reduction in the amount of, loss of right to or any adverse change in the terms and conditions of any grant, subsidy, loan, Tax credit or other benefit paid to or for the benefit of the Company or which are or may become payable to the Company after the date hereof.

3.34 Budgets. The Plan was prepared in good faith based on the Company’s past planning and budgetary practices and represent the Company’s reasonable estimates.

3.35 Data processing Systems. Without limiting the generality of Section 3.26 hereof, the data processing system used by the Company adequately meets the data processing needs of the business and operations of the Company. The Company has taken appropriate action by instruction, agreement or otherwise with its employees and other Persons permitted access to system application programs and data files used in the date processing system to protect against unauthorized access, use, copying, modification, theft and destruction of such programs and files. The data processing and data storage facilities of the Company are adequately and properly protected.

3.36 No Expropriation. The Company has not received any notice of expropriation of any of the Assets. There is no expropriation proceeding pending or, to its Knowledge, threatened against or affecting any of the Assets.

3.37 Bankruptcy. The Company has not taken advantage of any insolvency or bankruptcy legislation, had any Person take possession of any part of the Assets or had any execution of distress or seizure become enforceable or levied upon any of the Assets.

3.38 Government Programs. Except as set forth in Section 3.38 of the Disclosure Schedule, no loans, funding arrangements, assistance programs or other Contracts are outstanding in favour of the Company from any Governmental Body, and no basis exists for any Governmental Body to seek payment or repayment from the Company in respect of any amount or benefit received, or to seek performance of any obligation of the Company under, any of same.

3.39 Registration and Voting Rights. Except for the rights granted to the Purchasers and others pursuant to the Registration Rights Agreement and as set forth in Section 3.39 of the Disclosure Schedule, the Company has not granted or agreed to grant any registration rights, including piggyback rights to any Person. Except as provided in the Stockholders’ Agreement, no stockholder of the Company has entered into any agreement with respect to the voting of equity securities.

3.40	Accuracy of information.

3.40.1	All information which has been provided to any of the Purchasers is true and complete and no material fact has been omitted therefrom which would make such information misleading. The Company has made or caused to be made reasonable inquiry with respect to each covenant, agreement, obligation, representation and warranty of the Company contained in this Agreement and none of the aforesaid covenants, agreements, obligations, representations or warranties contains any untrue statement of a material fact or omits to state a material fact necessary to make such covenant, agreement, obligation, representation or warranty not misleading, and

3.40.2	there is no fact, condition or circumstance which (i) materially adversely affects the Assets or the business (including customer and employee relations and financing agreements), operations, condition or prospects, financial or otherwise, of the Company, (ii) affects the ability of the Company to perform its covenants, agreements and obligations under this Agreement or (iii) relates to the Company and which might reasonably be expected to deter a Purchaser from entering into this Agreement or any other agreements entered into between a Purchaser and the Company in connection with the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, represents and warrants to the Company, with respect only to itself, that:

4.1 unless such Purchaser has advised the Company to the contrary, and the Company has determined an exemption exists notwithstanding, such Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act;

4.2 such Purchaser has sufficient knowledge and experience in investing in companies similar to the Company so as to be able to evaluate the risks and merits of its investment in the Company and is able financially to bear the risks thereof;

4.3 such Purchaser has had an opportunity to discuss at its option, the Company’s business, management and financial affairs with the Company, and has received and reviewed the Confidential Private Placement Memorandum dated October 9, 2001 (“PPM”) prepared in connection with the Company’s offering of the Series B Preferred Stock described herein. The foregoing does not, however, limit or modify the representations or warranties of the Company in Section 3 of this Agreement or the right of such Purchaser to rely thereon;

4.4 the Series B Preferred Shares being purchased by such Purchaser are being acquired for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof;

4.5 such Purchaser understands that (i) the Series B Preferred Shares and the Conversion Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act, including but not limited to, pursuant to Section 4(2) thereof or Rule 506 promulgated under the Securities Act, (ii) the Series B Preferred Shares and, upon conversion thereof, the Conversion Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration, (iii) the Series B Preferred Shares and the Conversion Shares will bear a legend to such effect and (iv) the Company will make a notation on its transfer books to such effect;

4.6 such Purchaser has no present need for liquidity in connection with its purchase of the Series B Preferred Shares;

4.7 the purchase of the Series B Preferred Shares is consistent with the general investment objectives of such Purchaser, and such Purchaser understands that the purchase of the Series B Preferred Shares involves a high degree of risk, and there may never be an established market for the Company’s capital stock; and

4.8 if the Purchaser is not a U.S. person within the meaning of Regulation S (as defined in the Securities Act) and the investment in the Company is not being made on behalf of or for the account of any U.S. person, such Purchaser, severally and not jointly, further represents and warrants to the Company, with respect only to itself, that it cannot offer or sell the shares in the United States or to U.S. Persons (other than distributors) unless the shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available.

5. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS

The obligation of each Purchaser to purchase and pay for the Series B Preferred Shares being purchased by such Purchaser at a Closing is subject to the satisfaction, on or before the applicable Closing Date, of the following conditions, any of which may be waived in whole or in part in writing by the particular Purchaser:

5.1 Certificate of Good Standing. A certificate of good standing for the Company dated no earlier than fifteen (15) days prior to the applicable Closing Date shall have been provided to the Purchasers.

5.2 Legal Opinion. Delivery to the Purchasers of an opinion of legal counsel for the Company, dated as of the applicable Closing Date, reasonably satisfactory to the Purchasers.

5.3 Representations and Warranties to be True_and Correct. The representations and warranties contained in Section 3 hereof shall be true, complete and correct on and as of the applicable Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date (provided that in connection with Closings after the First Closing such representations and warranties may be qualified by any supplement to the Disclosure Schedule resulting from any event occurring after the First Closing) and the President and Treasurer of the Company shall, on behalf of the Company, deliver to the Purchasers at each such Closing, a certificate to such effect dated as of the applicable Closing Date.

5.4 Business and Assets. The business and assets of the Company shall not have been adversely affected prior to the applicable Closing; and the President and Treasurer of the Company shall, on behalf of the Company, deliver to the Purchasers at such Closing Date a certificate to such effect, dated as of the applicable Closing Date.

5.5 Secretary’s Certificate. The Purchasers shall have received from the Company’s Secretary a certificate having attached thereto (i) the Amended and Restated Certificate of Incorporation, (ii) the by-laws as in effect at the time of the applicable Closing, (iii) resolutions approved by the Board of Directors authorizing the transactions contemplated hereby and (iv) resolutions approved by the Company’s stockholders authorizing the transactions contemplated hereby.

5.6 Certificate of Incorporation. No amendments to the Amended and Restated Certificate of Incorporation shall have been effected or approved and the Amended and Restated Certificate of Incorporation shall be of the form attached hereto as Schedule 3.3.

5.7 Performance. The Company shall have performed and complied with all obligations, conditions and agreements contained herein required to be performed or complied with by it on or prior to the applicable Closing Date, and the President and Treasurer of the Company shall, on behalf of the Company, deliver to the Purchasers at such Closing Date a certificate to such effect, dated as of the applicable Closing Date.

5.8 Pre-emptive Rights. Any pre-emptive, first refusal or other rights with respect to the issuance of the Series B Preferred Shares or the Conversion Shares shall have been appropriately honoured or irrevocably waived.

5.9 Stockholders’ Agreement. The Stockholders’ Agreement, in the form attached hereto as Schedule_5.9 (the “Stockholders’ Agreement”) shall have been executed by the Company, the Founder Investors and the holders of Series A Shares and shall be delivered to the Purchasers for execution contemporaneously herewith.

5.10 Registration Rights Agreement. The Registration Rights Agreement, in the form attached hereto as Schedule 5.10 (the “Registration Rights Agreement”) shall have been executed by the Company and the holders of Series A Shares and shall be delivered to the Purchasers for execution contemporaneously herewith.

5.11 Board of Directors. As of the applicable Closing Date, the number of directors constituting the Board of Directors shall have been set at nine (9) and as of the First Closing the following persons shall have been elected to the Board of Directors: Dr. Kenneth C. Carter, Dr. Alan G. Walton, Bradley G. Lorimier, Dr. William Scott, Dr. Ivor Royston, Dr. Luc Marengere, Patrick Van Beneden and Raymond Whitaker. The ninth (9th) member of the board shall be appointed in accordance with the Stockholders Agreement.

5.12 Governmental Consents & Approvals. Except for the notices required or permitted to be filed after the applicable Closing Date with certain federal and state securities commissions, which notices the Company will file on a timely basis, the Company shall have obtained all approvals of any Governmental Body that are required in connection with the lawful sale and issuance of the Series B Preferred Stock.

5.13 Third-Party and Existing Shareholders’ Consent. The Company shall have obtained any consents or waivers necessary to execute and deliver this Agreement, the Stockholders’ Agreement and the Registration Rights Agreement and to carry out the transactions contemplated hereby and thereby, and such consents and waivers shall be in full force and effect at the applicable Closing.

5.14 Maryland Department of Business and Economic Development. With respect only to the Closing at which the Maryland Department of Business and Economic Development (“MDBED”) becomes a Purchaser, the Company shall have executed and delivered to MDBED such documents (including without limitation an application affidavit, an investment certification, and a stock repurchase agreement) as MDBED may reasonably request in order to implement the terms and conditions set forth in the Commitment Letter of MDBED to the Company dated February 26, 2001, all of which documents shall be in form and substance satisfactory to MDBED.

5.15 Legality of Transaction. The purchase of the Series B Preferred Stock by the other Purchasers hereunder shall be legally permitted by all laws and regulations to which such other Purchasers are subject.

5.16 Due Diligence. Each Purchaser shall have had the opportunity to conduct a customary due diligence review of all books, records, properties, and personnel of the Company and any other information reasonable requested by such Purchaser, all to its full satisfaction.

5.17 All Proceedings to be Satisfactory. All corporate and other proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents and instruments incident thereto shall be reasonably satisfactory in form and substance to the Purchasers and their counsel and the Purchasers and their counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonable request.

5.18 Minimum Commitment. The Company shall receive at the First Closing a minimum of $38,000,000, of which a minimum of $15,000,000 shall be from holders of Series A Preferred Stock and a minimum of $23,000,000 shall be from Persons who are not stockholders of the Company on the date hereof (provided that one such Person other than Sofinov purchases at least $5,000,000 of Series B Preferred Stock).

5.19 Key-Person Life Insurance. The Company shall have taken out key-person life insurance from an insurer of recognized responsibility in an amount of at least $1,000,000 on the life of Dr. Kenneth C. Carter, the proceeds of such policies being payable to the Company as beneficiary.

5.20 Budgets, Operational Plan and Corporate Objectives. The Company shall have submitted to the Purchasers a detailed budget and operational plan and corporate objectives through the end of 2002, copies of which are attached hereto as Schedule 5.20 (collectively, the “Plan”).

6.	INDEMNIFICATION

6.1	Definitions. As used in this Section 6:

6.1.1	“Claim” means any act, omission or state of facts and any demand, action, suit, proceeding, investigation, arbitration, trial, claim, assessment, judgment, settlement or compromise relating thereto which may give rise to a right to indemnification under Sections 6.2 or 6.3 hereof;

6.1.2	“Direct Claim” means any Claim by an Indemnified Party against an Indemnifying Party which does not result from a Third Party Claim;

6.1.3	“Indemnifying Party” means any party obligated to provide indemnification under this Agreement;

6.1.4	“Indemnified Party” means any party entitled to indemnification under this Agreement;

6.1.5	“Indemnity Payment” means the amount of each Loss required to be paid pursuant to Sections 6.2 or 6.3 hereof;

6.1.6	“Loss” means any and all loss (including diminution in value), liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties and reasonable attorneys’, accountants’ and experts’ fees and expenses incurred in connection therewith; except that “Loss” shall not include any special, incidental, indirect, punitive or consequential damages; and

6.1.7	“Third Party Claim” means any Claim asserted against an Indemnified Party by any Person who is not a party to this Agreement.

6.2 Indemnification by the Company. The Company hereby agrees to indemnify and save and hold harmless the Purchasers from and against any Loss suffered or incurred, directly or indirectly, by the Purchasers as a result of, arising out of or relating to:

6.2.1	any violation, contravention or breach of any covenant, agreement or obligation of the Company under or pursuant to this Agreement, as well as any Claim by any Person containing allegations which, if true, would constitute such an event; and

6.2.2	any breach of any representation or warranty made by the Company in this Agreement, as well as any Claim by any Person containing allegations which, if true, would constitute such an event.

6.3 Indemnification by Purchasers. Each Purchaser hereby agrees, severally and not jointly, to indemnify and save and hold harmless the Company from and against any Loss suffered or incurred, directly or indirectly, by the Company as a result of, arising out of or relating to:

6.3.1	any violation, contravention or breach of any covenant, agreement or obligation of such Purchaser under or pursuant to this Agreement, as well as any Claim by any Person containing allegations which, if true, would constitute such an event; and

6.3.2	any breach of any representation or warranty made by such Purchaser in this Agreement, as well as any Claim by any Person containing allegations which, if true, would constitute such an event.

6.4 Payment and Interest. The Indemnifying Party shall reimburse, on demand, to the Indemnified Party the amount of each Loss suffered or incurred by the Indemnified Party, as of the date that the Indemnified Party incurs such Loss, together with interest thereon from the aforesaid date until payment in full at a rate per annum equal to the Prime Rate, plus three (3) percentage points.

6.5 Notification. Promptly upon obtaining knowledge thereof, the Indemnified Party shall notify the Indemnifying Party of each Claim which the Indemnified Party has determined has given or could give rise to indemnification under this Section 6, describing such Claim in reasonable detail. In circumstances where the Indemnifying Party is notified of such Claim but not promptly, the Indemnifying Party shall not be relieved from any duty to indemnify and save and hold harmless which otherwise might exist with respect to such Claim unless (and only to that extent) the omission to notify promptly materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Section 6.

6.6 Defense of Third Party Claims. The Indemnifying Party shall have the right, after receipt of the Indemnified Party’s notice under Section 6.5 hereof with respect to a Third Party Claim and upon giving written notice to the Indemnified Party within ten (10) Business Days of such receipt, and subject to the rights of any insurer or other Person having potential liability therefor, to defend the Third Party Claim at its own cost and expense with counsel of its own selection, provided that:

6.6.1	the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense and in any event shall be consulted with and apprised of the ongoing status of the Third Party Claim and provided reasonable particulars relating thereto and the defense thereof;

6.6.2	the Third Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party;

6.6.3	the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and save and hold the Indemnified Party harmless with respect to the Third Party Claim;

6.6.4	legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably; and

6.6.5	amounts payable by the Indemnifying Party pursuant to a Third Party Claim shall be paid in accordance with the terms of the settlement or judgment, as applicable, but in any event prior to the expiry of any delay for a judgment to become executory.

6.7	Settlement of a Third Party Claim. The Indemnifying Party shall not be permitted to compromise and settle or to cause a compromise and settlement of any Third Party Claim, without the prior written consent of the Indemnified Party.

6.8	Waiver of Right to Defend Third Party Claims. If the Indemnifying Party fails:

6.8.1	within fifteen (15) Business Days from receipt of the notice of a Third Party Claim to give notice of its intention to defend the Third Party Claim in accordance with Section 6.6 hereof, or

6.8.2	to comply at any time with any of subsections 6.6.1 through 6.6.5 (inclusively) hereof,

the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake the defense of the Third Party Claim and compromise and settle the Third Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

6.9	Direct Claims. If the Indemnifying Party fails to respond in writing to any written notice of a Direct Claim given by the Indemnified Party pursuant to Section 6.5 hereof, and make an Indemnity Payment to the Indemnified Party within ten (10) Business Days thereof, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which event the Indemnified Party shall be free to pursue such rights, recourses and remedies as may be available to it.

6.10	De Minimis. Notwithstanding anything contained herein to the contrary:

6.10.1	none of the Purchasers shall be entitled to indemnification for any Loss suffered or incurred, directly or indirectly, by it as a result of, arising out of or relating to any breach of any representation or warranty made by the Company in this Agreement, or with respect to any Claim by any Person containing allegations which, if true, would constitute a breach of any such representation or warranty made by the Company in this Agreement (“Company Breaches”), unless the aggregate of all amounts payable by the Company to the Purchasers in connection therewith exceeds $150,000. The Company acknowledges and agrees that the said sum of $150,000 is not a deductible and that once the aggregate of all amounts payable by the Company to the Purchasers for Company Breaches exceeds $150,000, each Purchaser shall be entitled to recover from the Company the full amount payable in connection therewith;

6.10.2	the Company shall not be entitled to indemnification for any Loss suffered or incurred, directly or indirectly, by the Company as a result of, arising out of or relating to any breach of any representation or warranty made by a particular Purchaser in this Agreement, or with respect to any Claim by any Person containing allegations which, if true, would constitute a breach of any such representation or warranty made by such particular purchaser in this Agreement (“Purchaser Breaches”), unless the aggregate of all amounts payable by such particular Purchaser to the Company in connection therewith exceeds $20,000. Each Purchaser acknowledges and agrees that the said sum of $20,000 is not a deductible and that once the aggregate of all amounts payable by it to the Company for its Purchaser Breaches exceeds $20,000, the Company shall be entitled to recover from it the full amount payable in connection therewith.

6.11 Cumulative Rights. The rights, recourses and remedies provided to an Indemnified Party under this Section 6 are cumulative with any other right, recourse and remedy such Indemnified Party may have or may hereafter acquire under Applicable Law, and any right, recourse or remedy of such Indemnified Party may be asserted completely against the indemnifying Party, without regard to the rights, recourses or remedies the Indemnified Party may have against any other Person.

6.12 Disclaimer of Third Party Beneficiaries. Subject to Section 8.5 hereof, it is not the purpose, intent or effect of this Agreement, or any part hereof, to create any rights, claims or cause of action in favour of any persons or entities who are not named parties to this Agreement. The parties to this Agreement specifically agree that this Agreement is intended solely for the benefit of the parties hereto and that there are no third party beneficiaries to this Agreement.

7. COVENANTS OF THE COMPANY

7.1 Financial Statements, Reports, etc. The Company covenants and agrees with each Purchaser that so long as such Purchaser owns, together with its Affiliates, at least two hundred and fifty thousand (250,000) shares of Common Stock issued or issuable upon conversion of the Series B Preferred Shares (as adjusted from time to time in the event of a stock split, consolidation, stock dividend, distribution, reclassification or other similar event with respect thereto):

7.1.1	the Company shall furnish to such Purchaser, within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with Generally Accepted Accounting Principles and audited by a firm of independent public accountants reasonably acceptable to the Purchasers;

7.1.2	as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company shall furnish to such Purchaser the unaudited balance sheet of the Company as at the end of each such period and the related unaudited consolidated statement of operations, stockholders’ equity and cash flows of the Company for such quarterly period and for the elapsed period in such fiscal year, all in reasonable detail and stating in comparative form the figures as at the end of and for the comparable periods of the preceding fiscal year and to the current year’s budget;

7.1.3	as soon as available, but in any event not later than twenty (20) days after the end of each of month, the Company shall furnish to such Purchaser the unaudited summary balance sheet of the Company as at the end of each such month and the related unaudited summary consolidated statement of operations, stockholders’ equity and cash flows of the Company for such month;

7.1.4	as soon as available, but in any event not later than thirty (30) days prior to the end of each fiscal year of the Company, the Company shall furnish to such Purchaser the financial plan of the Company for the next succeeding fiscal year, including but not limited to a cash flow projection, operating budget and balance sheet calculated monthly, as contained in its operating plan approved by the Board of Directors;

7.1.5	the obligations of the Company to furnish financial information to the Purchasers pursuant to this Section 7.1 shall terminate upon the earlier of (i) the completion of a firm commitment underwritten public offering of the Company’s securities pursuant to which the price per share is not less than $7,0552 (as adjusted from time to time in the event of a stock split, consolidation, stock dividend, distribution, reclassification or other similar event) and the aggregate price paid by the public for the purchase of securities is at least $40,000,000 (a “Qualified IPO”) and (ii) such time as the Company becomes subject to the periodic reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

7.2 Reserve for Conversion of Shares. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, for the purpose of effecting the conversion of the Series B Preferred Shares and otherwise complying with the terms of this Agreement, such number of its duly authorized shares of Common Stock as shall be sufficient to effect the conversion of the Series B Preferred Shares from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series B Preferred Shares or otherwise to comply with the terms of this Agreement, the Company will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Company will obtain any authorization, consent, approval or other action by or make any filing with any Governmental Body that may be required under Applicable Law in connection with the issuance of shares of Common Stock upon conversion of the Series B Preferred Shares.

7.3 1999 Plan Pool. The Company shall ensure that at no time may the number of Common Stock that have been or may be acquired pursuant to the exercise of options granted under the 1999 Plan or under any other similar plan adopted by the Board of Directors exceed fifteen percent (15%) of the then outstanding Common Stock (including any Common Stock that may be issued pursuant to the exercise of any and all (a) options, warrants or similar rights granted from time to time to acquire the Commons Stock of the Company and (b) conversion rights attached to the Preferred Shares or any other convertible securities that may be issued by the Company from time to time).

7.4 Amendments to 1999 Plan. The Company shall use its Best Efforts to amend, in a manner acceptable to the Board of Directors, within ninety (90) days of the First Closing Date, the 1999 Plan, retroactively to the date of its inception, so as to include the following:

7.4.1	a requirement that each Option Stockholder be prohibited from selling its shares of Common Stock acquired under the 1999 Plan during the one hundred and eighty (180) days following the filing of a registration statement pursuant to the Securities Act;

7.4.2	the obligation of each Option Stockholder to sell all of the shares of Common Stock acquired under the 1999 Plan in the event of a sale by stockholders of a majority of the shares of stock of the Company (drag-along right); and

7.4.3	a right of first refusal in favour of the Company and the holders of Preferred Stock in respect of the sale by each Option Stockholder of its shares of Common Stock acquired under the 1999 Plan, which right shall be consistent with the by-laws of the Company.

7.5 Agreement with Psychiatric Genomics, Inc. The Company shall use its Best Efforts to conclude an agreement within ninety (90) days of the First Closing Date with Psychiatric Genomics, Inc., defining their relationship in connection with their co-occupancy of the Premises, on terms and conditions acceptable to the Board of Directors.

7.6 Inspection, Consultation and Advice. The Company shall permit and cause each of its subsidiaries (if any) to permit each Purchaser that holds, together with its Affiliates, at least two hundred and fifty thousand (250,000) shares of Common Stock issued or issuable upon conversion of the Series B Preferred Shares (as adjusted from time to time in the event of a stock split, consolidation, stock dividend, distribution, reclassification or other similar event with respect thereto) (and such professional advisers as any such Purchaser may designate) reasonable access at reasonable frequency during normal business hours to visit and inspect any of the properties of the Company and its subsidiaries, to examine their Books and Records and to take copies and extracts therefrom, to discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Purchaser and such representatives and designees such affairs, finances and accounts), and to consult with and advise the management of the Company and its subsidiaries as to its affairs, finances and accounts; provided, however, that, in conducting its visits and inspections, such Purchaser and its representatives and designees shall undertake reasonable efforts to avoid interference with the ordinary operation of the Company’s business; and provided, further, that the Company may require, as a condition to the disclosure of any of the Company’s confidential or proprietary information to any such Purchaser or any representative or designee of such Purchaser, that such Purchaser and such representative or designee execute a non-disclosure agreement in form reasonably acceptable to the Company. The rights provided for in this Section 7.5 shall terminate on a Qualified IPO.

7.7 Books and Records. The Company shall keep and maintain complete and accurate Books and Records and Tax Returns.

7.8 Taxes. The Company shall pay and discharge all Taxes due by it when due.

7.9 Compliance. The Company shall comply with all Applicable Laws.

7.10 Equipment. The Company shall keep its Equipment in good working order and operating condition and regularly serviced and properly maintained, and keep the Assets insured in the manner provided herein.

7.11 Existence: IP Rights. The Company shall properly maintain and protect its corporate existence and Intellectual Property Rights.

7.12 Confidentiality Agreements. The Company shall ensure that all its officers, employees and consultants are bound by confidentiality agreements adequate to protect the Company’s confidential Intellectual Property Rights.

7.13 Restrictive Agreements Prohibited. Neither the Company nor any of its subsidiaries (if any) shall become a party to any agreement which by its terms restricts the Company’s performance of this Agreement or conflicts with the Amended and Restated Certificate of Incorporation.

7.14 Use of Proceeds. The Company shall use the proceeds from the sale of the Series B Preferred Shares hereunder as set forth in the Plan.

7.15 Restrictions on Borrowing and Capital Expenditures. The Company shall not, without the prior consent of a majority of the Board of Directors, (i) incur any single debt obligation in excess of $100,000, or (ii) incur, in any fiscal year, debt in an aggregate amount in excess $200,000, or (iii) make any single capital expenditure in excess of $100,000, or (iv) make, in any fiscal year, capital expenditures in an aggregate amount in excess of $200,000.

7.16 Key Person Life Insurance. The Company shall maintain in force, an insurance policy from an insurer of recognized responsibility in the amount of at least $1,000,000 on the life of each of the Chief Executive Officer, Chief Financial Officer and Chief Scientific Officer, respectively, of the Company, with the proceeds of such policies payable to the Company as beneficiary, and all premiums, fees or charges when due thereon shall be promptly paid in full.

7.17 Directors and Officers Insurance. The Company shall maintain in full force a directors’ and officers’ (including employment practices) liability insurance policy from an insurer of recognized responsibility, for a minimum amount of $4,000,000 and all premiums, fees or charges when due thereon shall be promptly paid in full.

8. MISCELLANEOUS

8.1 Preamble. The preamble hereto shall form an integral part hereof.

8.2 Expenses. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated; provided, however, that (a) the Company shall pay the reasonable fees and expenses of Lapointe Rosenstein, counsel to the Purchasers, in connection with the transactions contemplated hereby, as well as the reasonable fees and expenses incurred by Sofinov in connection with its intellectual property and technology due diligence, (b) the Company shall pay the reasonable fees and expenses (not to exceed $5,000) of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to the Series A Shareholders, in connection with the transactions contemplated hereby, and (c) if and only if the Closing occurs, the Company will reimburse the Placement Agent for expenses pursuant to the Engagement Letter.

8.3 Survival of Agreements. All covenants and agreements made herein or in any agreement, certificate or instrument delivered to the Purchasers pursuant to or in connection with this Agreement shall survive execution and delivery of this Agreement indefinitely, notwithstanding any investigation concluded by any of the parties hereto. The representations and warranties set forth herein or in any agreement, certificate or instrument delivered to the Purchasers pursuant to or in connection with this Agreement shall survive execution and delivery of this Agreement, notwithstanding any investigation concluded by any of the parties hereto, until the fifth (5th) anniversary of the First Closing Date, other than:

8.3.1	the representations and warranties relating to any Tax Claim as set out in Section 3.30 or 3.33 hereof, which shall survive execution and delivery of this Agreement until the later of (a) the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statues of limitation or (b) the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitations, and

8.3.2	the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3,7, 3.8, 3.9, 3.14, 3.17, 3.18, 3.21, 3.24, 3.26, 3,27 and 3.39, which shall survive the date hereof indefinitely.

The representations and warranties of the Purchasers set forth in Section 4 of this Agreement shall survive execution and delivery of this Agreement indefinitely.

8.4 Brokerage. The Company will indemnify and hold the Purchasers harmless against and in respect of any claim for brokerage or other commissions relative to this Agreement or to the transactions contemplated hereby, based in any way on agreements, arrangements or understandings made or claimed to have been made by the Company with any third party.

8.5 Parties in Interest. Except as otherwise provided for herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

8.6 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be (i) delivered in person, or (ii) mailed by certified or registered mail, return receipt requested, or (iii) sent by a recognized overnight courier service, addressed as follows:

8.6.1	if to the Company, at:

Avalon Pharmaceuticals, inc. 19 Firstfield Road Gaithersburg, Maryland 20878 Attention: President

8.6.2	if to a Purchaser, at the address of such Purchaser set forth on Schedule i hereto.

8.6.3	in the case of the Company, with a copy to:

Schmeltzer, Aptaker & Shepard, PC 2600 Virginia Avenue The Watergate Suite 1000 Washington, DC 20037 Attention: Mark I. Gruhin, Esq.

8.6.4	in the case of Sofinov Société Financiére d’lnnovation Inc., with a copy to:

Lapointe Rosenstein 1250 René-Lévesque Blvd. West Suite 1400 Montreal (Quebec) H3B 5E9 Attention: Perry Kliot

or, in any such case, at such other address as shall have been furnished in writing, in the same manner as contemplated above, by the addressee to the others. Notices shall be effective (i) upon delivery, if delivered in person, (ii) five (5) days after deposit in the mail, if mailed, and (iii) on the day following deposit with the courier service, if sent by overnight courier.

8.7 Currency. Unless otherwise specified, all references to dollar amounts in this Agreement are to the lawful currency of the United States of America.

8.8 Governing Law, Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without application of the conflicts of laws principles thereof. The Purchasers hereby agree that this Agreement shall be enforced by them only in courts located within the United States and such courts shall have venue and exclusive subject matter and personal jurisdiction and consent to service of process by registered mail, return receipt requested, or by any other manner provided by law. Notwithstanding anything contained herein to the contrary, the Purchasers shall have the right to take any and all actions and institute any and all proceedings in connection with this Agreement with any Governmental Body in any jurisdiction anywhere in the world to recognize and give full force and effect to any judgement rendered in the United States, and in the event that any such judgement is not recognized and given full force and effect in any jurisdiction outside the United States, the Purchasers shall have the right to take any and all actions and institute any and all proceedings in connection with this Agreement with any Governmental Body in such jurisdiction.

8.9 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties with respect to the subject matter hereof.

8.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission shall be deemed to be originals notwithstanding the failure subsequently to deliver a hard copy thereof.

8.11 Amendments and Waivers. This Agreement may be amended or modified, and provisions hereof may be waived, only with the written consent of the Company and of Purchasers holding, in the aggregate, at least sixty percent (60%) of the Common Stock issued or issuable upon the conversion of the Series B Preferred Shares held by all Purchasers. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Purchaser. Notwithstanding anything contained herein to the contrary, the provisions of this Section 8.11 shall not be amended, modified or waived without the written consent of all the parties hereto.

8.12 Acknowledgement Regarding MDBED. The parties hereto acknowledge that neither is it their intention that this Agreement cause nor shall this Agreement be interpreted in any manner as causing any amendment to the stock repurchase agreement dated April 11, 2000 between the Company and MDBED.

8.13 Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

8.14 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

8.15 No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

IN WITNESS WHEREOF, the Company and the Purchasers have executed this Agreement as of the day and year first above written.

AVALON PHARMACEUTICALS, INC.

Per:	/s/ Kenneth C. Carter, Ph. D.

Kenneth C. Carter, Ph.D. President & CEO